PROMISSORY NOTE

Amount: $_____________	Date:_________, 2007

FOR VALUE RECEIVED, New Venture Holdings, Inc., a corporation organized and existing under the laws of State of Nevada, with offices at 138 4th Avenue, Suite 628, Calgary, Alberta, Canada T2G 4Z6 (the “Company”), promises to pay to the order of ________________, an individual, having an address at _________________________ (the "Holder"), the principal amount of _____________________ United States Dollars ($________), all as hereinafter provided. Any payments of amounts due under this promissory note (“Note”) shall be in such currency of the United States at the time of payment as shall be legal tender for the payment public or private debts.

1. INTEREST. This Note shall not bear interest. In lieu of the payment of interest on the principal amount of this Note, the Company shall issue to the Holder or its designee upon receipt into its bank account of the good funds representing the principal amount hereof_____________ shares of the Company’s common stock, par value $.001 per share.

2. REPAYMENT. Except as otherwise provided herein, the principal amount of this Note shall become due and shall be payable at any time within one hundred eighty days after the Company Consummates a Business Combination, defined for purposes of this Note as the date upon which the Company receives audited financial statements of any entity with which it completes a merger, stock exchange, acquisition of assets or similar transaction (the “Maturity Date”).

3. PREPAYMENT. This Note may be repaid in whole or in part by the Company without penalty or premium at any time and from time to time prior to the Maturity Date and following an initial public offering of the Company's common stock. This Note shall be paid without deduction by reason of any set-off, defense or counterclaim of the Company. If any payment due hereunder shall become due on a Saturday, Sunday or legal holiday under the laws of the State of New York, such payment shall be made on the next succeeding business day in New York.

4. DEFAULT INTEREST RATE. The outstanding balance of any amount owing under this Note which is not paid when due shall bear interest at the rate of ten percent (10%) per annum above the rate that would otherwise be in effect under this Note.

5. EVENTS OF DEFAULT. If any of the following conditions, events or acts shall occur: (a) the dissolution of the Company or any vote in favor thereof by the Board of Directors and shareholders of the Company; or (b) the Company's insolvency, assignment for the benefit of creditors, application for or appointment of a receiver, filing of a voluntary or involuntary petition under any provision of the United States Bankruptcy Code or amendments thereto or any other United States federal or state statute affording relief to debtors; or there shall be commenced against the Company any such proceeding or filed against the Company any such application or petition which proceeding, application or petition is not dismissed or withdrawn within sixty (60) days of commencement or filing as the case may be; or (c) the failure of the Company to pay the amount of principal on this Note in accordance with the terms hereof, when the same shall become due and payable; or (d) the default in the due observance or performance of any material covenant, condition or agreement on the part of the Company to be observed or performed pursuant to the terms hereof and such default shall continue uncured for thirty (30) days after written notice thereof, specifying such default, shall have been given to the Company by the Holder of this Note; then, in any such event and at any time thereafter while such event is continuing, the Holder shall have the right to declare an event of default hereunder ("Event of Default"); provided that upon the occurrence of an event described in subsection (a) or (b) above such event shall be deemed an Event of Default hereunder whether or not the Holder makes such a declaration (an "Automatic Event of Default"), and the indebtedness evidenced by this Note shall immediately upon such declaration or Automatic Event of Default become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived (pursuant to Section 10 hereof), notwithstanding anything contained herein to the contrary.

No course of dealing or delay or failure on the part of the Holder to exercise any rights under this Section 5 shall operate as a waiver of such rights or otherwise prejudice such Holder's rights, powers and remedies.

6. COSTS AND EXPENSES OF COLLECTION. If the Holder expends any effort in any attempt to enforce payment of all or any part of any sum due the Holder under this Note, or if this Note is placed in the hands of an attorney for collection, or if it is collected through any legal proceedings, the Company agrees to pay all collection costs and fees incurred by the Holder, including reasonable attorneys' fees.

7. ASSIGNMENT. This Note may not be assigned, transferred or otherwise negotiated by the Holder without the prior written consent of the Company.

8. SEVERABILITY. In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, then and in any such event, such provision(s) only shall be deemed null and void and shall not affect any other provision of this Note and the remaining provisions of this Note shall remain operative and in full force and effect and in no way shall be affected, prejudiced or disturbed thereby.

9. SUCCESSORS AND ASSIGNS. All covenants, agreements and undertakings in this Note by or on behalf of any of the parties shall bind and inure to the benefit of the respective successors and permitted assigns of the parties whether so expressed or not.

10. WAIVER OF PRESENTMENT. The Company and all endorsers of this Note, if any, waive presentment for payment, demand, protest, notice of protest for nonpayment and notice of dishonor of this Note; waive all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note; and consent to any extension or postponement of the time of payment or any other indulgence.

11. MODIFICATION AND WAIVER. No term or provision contained herein may be modified, amended or waived except by written agreement or consent signed by the party to be bound thereby.

12. REMEDIES CUMULATIVE. The rights and remedies of the Holder expressed herein are cumulative and not exclusive of any rights and remedies otherwise available.

13. GOVERNING LAW. This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Nevada, without giving effect to the conflict of law provisions thereof.

14. REPLACEMENT OF INSTRUMENT. If this Note is lost, stolen, mutilated or otherwise destroyed, the Company shall execute and deliver to the Holder a new promissory note containing the same terms, and in the same form, as this Note. In such event, the Company may require the Holder to deliver to the Company an affidavit of lost instrument and customary indemnity in respect thereof as a condition to the delivery of any such new promissory note.

15. NOTICES. Any and all notices, requests, consents and demands required or permitted to be given hereunder shall be in writing, delivered to the addresses stated above. Either party may change by notice the address to which notices to it are to be addressed.

16. ENTIRE AGREEMENT. This Note contains the entire agreement between the Company and the Holder with respect to the subject matter hereof, and supersedes every course of dealing, other conduct or oral agreement or representation previously made by the Holder. No change in this Note shall be effective unless made in a writing duly executed by the Holder and the Company.

IN WITNESS WHEREOF, the Company has caused this Note to be signed on the date first set forth above.

NEW VENTURE HOLDINGS, INC.

By:_______________ Print Name: Title:

3